EXHIBIT 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Company Also Separately Announced Positive Preliminary Data from Phase 1/2 Clinical Trial

Evaluating SB-525 Gene Therapy for Hemophilia A

Conference Call and Webcast Scheduled for 5:00 p.m. Eastern Time Today

Richmond, California, August 8, 2018 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO) today reported second quarter 2018 financial results and recent accomplishments.

“In the first half of 2018 we made strong progress on important initiatives including our clinical development programs and execution of a significant collaboration with Kite-Gilead for the use of ZFNs for engineered cell therapies in oncology,” said Sandy Macrae, CEO of Sangamo. “More recently, with our proposed acquisition of TxCell, we have the opportunity to seize a leadership position in the development of gene-edited cell therapies for immunological diseases, one of our therapeutic areas of focus for our proprietary pipeline.”

Macrae continued: “Today we announced positive preliminary data from the Alta clinical trial evaluating SB-525 gene therapy for hemophilia A. These are the first efficacy data from our clinical programs using AAV6. We are looking forward to the September 5th SSIEM presentation of preliminary data from the CHAMPIONS Study evaluating SB-913, our in vivo genome editing candidate for MPS II.”

Recent Highlights

Corporate

•	Announced the proposed acquisition of TxCell, positioning Sangamo as a leader in CAR-Treg development

•	Appointed Karen Smith, M.D., Ph.D., to the Board of Directors, and Edward Rebar, Ph.D., as Senior Vice President and Chief Technology Officer

Clinical

•	Today announced positive preliminary data from the Phase 1/2 Alta Study evaluating SB-525 gene therapy for hemophilia A

•	Treated the fifth and sixth patients in the SB-913 Phase 1/2 CHAMPIONS Study for MPS II

•	Treated the first patient in the SB-318 Phase 1/2 EMPOWERS Study for MPS I

•	Received Clinical Trial Authorisation (CTA) in the U.K. for enrollment of subjects into ongoing Phase 1/2 clinical trials evaluating SB-318 and SB-913

•	Enrolled the first patient in the Phase 1/2 Thales Study evaluating ST-400 gene-edited cell therapy for the treatment of beta-thalassemia

Research

•	Delivered three oral and four poster presentations during the 21st Annual Meeting of the American Society of Gene & Cell Therapy (ASGCT) held in Chicago, IL from May 16-19, 2018

Second Quarter Ended June 30, 2018 Financial Results

For the second quarter ended June 30, 2018, Sangamo reported a consolidated net loss of $16.6 million, or $0.17 per share, compared to a net loss of $12.5 million, or $0.17 per share, for the same period in 2017. As of June 30, 2018, the Company had cash, cash equivalents, marketable securities and interest receivable of $574.2 million.

Revenues for the second quarter ended June 30, 2018 were $21.4 million, compared to $8.3 million for the same period in 2017. The increase in revenues was primarily related to the collaborations and licensing agreements with Pfizer, for hemophilia A, and Kite, a Gilead company, for gene-edited cell therapies for oncology. Second quarter 2018 revenues were primarily generated from Sangamo’s collaboration agreements with Kite, Pfizer and Bioverativ, a Sanofi company.

Total operating expenses for the second quarter ended June 30, 2018 were $40.6 million, compared to $21.0 million for the same period in 2017. Research and development expenses were $29.3 million for the second quarter ended June 30, 2018, compared to $15.0 million for the same period in 2017. The increase was primarily due to clinical and manufacturing expenses in support of current clinical studies and investment in dedicated manufacturing capacity. General and administrative expenses were $11.3 million for the second quarter ended June 30, 2018, compared to $6.0 million for the same period in 2017. The increase was primarily due to salaries and related costs and other professional fees in support of overall Company growth.

Financial Guidance for 2018

Sangamo will provide updated guidance on expected operating expenses in future quarterly reporting periods. The Company updates cash guidance as follows:

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Cash and Investments: Sangamo expects a December 31, 2018 balance of cash, cash equivalents, marketable securities and interest receivable of at least $380 million. This anticipated cash balance is inclusive of research funding from existing collaborators and recent financings.

Conference Call

Sangamo will host a conference call today, August 8, 2018, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 7179826. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on August 8, 2018 to 11:59 p.m. ET on August 15, 2018. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 7179826.

About Sangamo

Sangamo Therapeutics is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the Company’s platform technologies in genome editing, gene therapy, gene regulation and cell therapy. For more information about Sangamo, visit www.sangamo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward-looking statements include, without limitation, the expectation of the acquisition by Sangamo of TxCell, the anticipated timing and benefits thereof; Sangamo’s belief of the potential of CAR-Treg therapies to treat immunological diseases; the planned September 5th SSIEM presentation of preliminary data from the CHAMPIONS Study evaluating SB-913, our in vivo genome editing candidate for MPS II, and the year-end financial guidance provided related to cash, cash equivalents, marketable securities and interest receivable. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, including the Alta study, the fact that the preliminary observations from the Alta study are based on preliminary data from only the first five patients in the study and that these preliminary data may not be representative of final results after all patients are treated in the study and all data are collected and analyzed; whether the final results from the Alta study will validate and support the safety and efficacy of SB-525, Sangamo’s reliance on partners and other third-parties to meet their clinical and manufacturing obligations, and the ability to maintain strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable product candidates. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

Statement of Operations Data:

	Three months ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Collaboration agreements	$21,289	$7,977	$33,840	$11,283
Research grants	127	276	213	395

Total revenues	21,416	8,253	34,053	11,678

Operating expenses:
Research and development	29,255	14,984	52,802	27,926
General and administrative	11,301	6,037	21,388	13,312

Total operating expenses	40,556	21,021	74,190	41,238

Loss from operations	(19,140)	(12,768)	(40,137)	(29,560)
Interest and other income, net	2,500	277	3,310	437

Net loss	$(16,640)	$(12,491)	$(36,827)	$(29,123)

Basic and diluted net loss per common share	$(0.17)	$(0.17)	$(0.40)	$(0.41)

Shares used in computing basic and diluted net loss per common share	97,267	72,527	91,831	71,780

SELECTED BALANCE SHEET DATA

	June 30, 2018	December 31, 2017
Cash, cash equivalents, marketable securities and interest receivable	$574,190	$244,560
Total assets	627,727	286,741
Total stockholders’ equity	387,867	187,900

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